UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________

FORM 8-K
___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 11, 2004
Commission file Number: 0-17321

___________

TOR MINERALS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

___________

Delaware	74-2081929
(State or other jurisdiction of corporation)	(I.R.S. Employer Identification No.)

722 Burleson
Corpus Christi, Texas 78402
(Address of principal executive offices and zip code)

(361) 883-5591
(Registrant's telephone number, including area code)

___________

ITEM 5. OTHER EVENTS

The Registrant files herewith the Exhibit listed in Item 7 below.

ITEM 7. EXHIBITS

The following exhibit is furnished in accordance with 601 of Regulation S-K: 99.1 Press release.

Exhibit 99

TOR Minerals Develops New Nanoparticle Pigments

Corpus Christi, Texas August 11, 2004 - TOR Minerals (NASDAQ: TORM) announced that it has developed two new Alumina Mono Oxyhydrate based pigments for use in the coatings industry. The pigments are both in the nanoparticle range and the company has registered the names TOR BRITE™ and TOR COAT™ for marketing identification. Richard Bowers, President and CEO, said that the Company had sold quantities in advance of commercial production which is expected to begin in September of this year. He said that the new pigments imparted hardness and gloss to coatings which improved characteristics like impact and scratch resistance.

These new pigments are the first of a number of new products the company is introducing that utilize the company's propriety production process. The propriety process allows TOR to economically produce commercial quantities of nanoparticle size pigments. TOR offers its customers the ability to make materials that are harder, stronger, higher gloss, more fire retardant, and more wear resistant. Future applications planned for its nanoparticle pigments include paper and plastics.

Based in Corpus Christi, Texas, TOR Minerals manufactures pigments in Texas, Malaysia, and the Netherlands which are marketed worldwide.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, advances in technology, changes in foreign currency rates, freight price increases, commodity price increases, delays in delivery of requirement equipment and other factors.

Contact for Further Information:

David Mossberg

Beacon Street Group Investor Relations

(817) 459-2346

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: August 11, 2004	RICHARD BOWERS Richard Bowers President and CEO

Date: August 11, 2004	LAWRENCE W. HAAS Lawrence W. Haas Treasurer and CFO